UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 28, 2010

PHOENIX FOOTWEAR GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31309	15-0327010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5840 El Camino Real, Suite 106 Carlsbad, CA	92008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including are code (760) 602-9688

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 28, 2010, Phoenix Footwear Group Inc. (the “Company”) entered into an exclusive distribution agreement with Canada Shoe (1998) Corp. (the “Distributor”). The agreement grants the Distributor an exclusive right to distribute Trotters and SoftWalk branded footwear and related products in Canada. The agreement is effective on January 1, 2011, for an initial term of three years, with a three-year renewal option subject to the mutual agreement of both parties. The Distributor’s exclusivity under the agreement is subject to its satisfaction of certain minimum annual performance and advertising requirements. As part of the agreement, the Distributor will purchase the Company’s current inventory located in Montreal, Canada. We plan to sell this remaining inventory for approximately $200,000. The Agreement also provides for a 20% royalty payable to the Company on subsequent inventory purchases by the Distributor.

The agreement contains customary mutual confidentiality and indemnification provisions. As previously disclosed, the parties had entered into a letter of understanding for this transaction on October 27, 2010, which contemplated entering into this definitive agreement. This agreement follows the same terms contemplated and disclosed in connection with the letter of understanding. The foregoing description of the distribution agreement is a summary and does not purport to be complete and is qualified in its entirety by reference to the full text thereof. A copy of the distribution agreement is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Distribution Agreement, dated December 28, 2010, between Phoenix Footwear Group, Inc. and Canada Shoe (1998) Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOENIX FOOTWEAR GROUP, INC.
(Registrant)

Date: January 4, 2011	/S/ DENNIS T. NELSON
Dennis T. Nelson
Chief Financial Officer, Secretary and Treasurer